Exhibit 2

Private & Confidential

Dated                                    May 2003

THE COVENANTORS (1)

and

COLLINS STEWART LIMITED (2)

and

BIOPROGRESS PLC (2)

ORDERLY MARKETING AGREEMENT

in relation to

BioProgress PLC

NORTON ROSE

THIS AGREEMENT is made on            May, 2003

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in schedule 1 (the “Covenantors”);

(2)	COLLINS STEWART (No. 01774003) a company incorporated in England and Wales whose registered office is at 9th Floor, 88 Wood Street, London EC2V 7QR (“Collins Stewart”);

(3)	BIOPROGRESS PLC (No. 04617139) a company incorporated in England and Wales whose registered office is at Hostmoor Avenue, March, Cambridgeshire PE15 0AX (the “Company”).

WHEREAS

(A)	The Company wishes to raise additional funds by the issue of the Placing Shares for cash and desires to obtain the admission to AIM of its ordinary share capital in issue and to be issued pursuant to the Placing.

(B)	The Covenantors are or will immediately following the Placing be interested in (within the meaning of CA 1985) the Ordinary Shares and/or the Options set against their respective names as set out in columns 3 and 4 of schedule 1.

(C)	The Covenantors have agreed with Collins Stewart to enter into certain restrictions with regard to the disposal by them of the Ordinary Shares or interests in the Ordinary Shares held by them in the Company (as at the date of this agreement or following the exercise of Options).

THE PARTIES AGREE AS FOLLOWS:

1	Interpretation

1.1	In this agreement, including the recitals and the schedules, the following expressions shall have the following meanings:

“Admission” means the admission of the entire issued and to be issued share capital of the Company to AIM becoming effective (pursuant to rule 6 of the LSE AIM Rules);

“AIM” means the Alternative Investment Market established by the London Stock Exchange under the AIM Rules;

“AIM Rules” means the provisions of the LSE Aim Rules and the relevant provisions of the Rules of the London Stock Exchange (each as amended or reissued from time to time) governing, inter alia, admission to AIM, the continuing obligations of AIM companies and where applicable the POS Regulations;

“Business Day” means a day on which dealings take place on AIM;

“CA 1985” means the Companies Act 1985;

“London Stock Exchange” means the London Stock Exchange plc;

“LSE AIM Rules” means the publication “The AIM Rules” published by the London Stock Exchange;

“Options” means options over Ordinary Shares granted or to be granted under the Share Option Scheme;

“Ordinary Shares” means ordinary shares of 1p each in the capital of the Company;

“Placing” means the proposed conditional placing by Collins Stewart as agent for the Company of up to all of the Placing Shares pursuant to a placing agreement of even date between the Company, Collins Stewart and certain of the Company’s directors;

“Placing Shares” means the 31,250,000 new Ordinary Shares to be offered pursuant to the Placing; and

“Share Option Scheme” means the BioProgress PLC Approved Executive Share Option Scheme 2003.

2	Restrictions

2.1	Subject to clauses 2.2 and 2.3, in consideration of Collins Stewart acting in connection with the Admission and the Placing each of the Covenantors conditionally on Admission separately (and not jointly and severally) undertakes to Collins Stewart and the Company:

2.1.1	not at any time prior to the first anniversary of Admission without the prior written consent of Collins Stewart, to dispose of, or agree to dispose of, directly or indirectly, any Ordinary Shares or any interest in any Ordinary Shares in which he is interested (within the meaning of CA 1985), including, without limitation, any Ordinary Shares which are allotted or issued pursuant to the exercise of any Options or which are registered in his name on Admission; and

2.1.2	not without the prior written consent of Collins Stewart during the period immediately following the first anniversary and ending on the second anniversary of Admission make any disposal referred to in clause 2.1.1 except through Collins Stewart.

In this clause 2.1 “dispose” includes mortgaging, pledging, charging, assigning, selling, transferring or otherwise disposing.

2.2	The Covenantors shall not be bound by clause 2.1.2 unless:

(a)	Collins Stewart’s terms are competitive to the terms being offered by other brokers; and

(b)	the sale price through Collins Stewart of any Ordinary Shares proposed to be disposed of is at least equivalent to the price that a Covenantor can obtain elsewhere,

save that Collins Stewart shall have 4 Business Days in which to match any other broker’s terms and/or obtain an equivalent sale price for the Ordinary Shares.

2.3	The provisions of clause 2.1 shall not apply to:

2.3.1	an acceptance of an offer for the entire issued share capital of the Company or the giving of an irrevocable undertaking to accept an offer for the entire issued share capital of the Company (in either case excluding Ordinary Shares already held by the offeror or persons acting in concert with the offeror) which has either been recommended for acceptance by the directors of the Company or has become unconditional as to acceptances;

2.3.2	any scheme of reconstruction under section 110 of the Insolvency Act 1986 in relation to the Company;

2.3.3	any compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies under section 425 of the Companies Act 1985;

2.3.4	transfers by any Covenantor to a member of his immediate family (being his spouse or child whether over or under 18 years) or to trustees for such Covenantor or for such a member provided always that in each case the transferee agrees by deed in a form acceptable to Collins Stewart to be bound by the provisions of clause 2.1;

2.3.5	transfers to a personal representative on the death of a Covenantor; or

2.3.6	sales or transfers made pursuant to an order of a court of competent jurisdiction requiring any Ordinary Shares to be sold or transferred or a consent order which has the same effect.

3	Counterparts

This agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

4	Governing Law and Jurisdiction

This Agreement is governed by and shall be construed in accordance with English law. The parties submit for all purposes connected herewith to the non-exclusive jurisdiction of the High Court of Justice in England in relation to any matter arising out of this Agreement. All parties expressly waive any objections on the ground of venue.

5	Notices

5.1	Any notice required to be given hereunder shall be deemed to be duly served if:

5.1.1	left at or sent by registered or recorded delivery post (or airmail if overseas) to the registered office or principal address (being that set out in this agreement or such other address as shall have been notified by one party to the others in accordance with this agreement) of the party to be served or in the case of the Company such person as is appointed for such purpose pursuant to this agreement or in the case of the Covenantors to their respective addresses in schedule 1 to this agreement. Any such notice shall be deemed to be served when left at the relevant office and, if served by post, on the Business Day next following the day of posting (7 days if by airmail). In proving the giving of a notice it shall be sufficient to prove that the notice was left or that the envelope containing such notice was properly addressed and stamped or franked and posted; or

5.1.2	sent by fax as follows:

To the Company:

Fax No: 01354 657858

For the attention of: Chief Executive

To Collins Stewart:

Fax No: 020 7523 8134

For the attention of: Pay Fountain / Paul Davies

5.2	The address or fax numbers and the name of the person for whose attention faxes are to be addressed may be changed from time to time by the relative party by notice hereunder addressed to the others and referring to this agreement.

5.3	Any notice or other communication by fax shall be deemed to have been received immediately upon duly obtaining the print out of advice of transmission for the transmitting fax machine, indicating that the transmission has been successfully completed, subject to a copy being put in the post, or delivered or couriered, to the addressee on the same day (or if not a Business Day in the despatching location, the next Business Day there).

IN WITNESS of which this agreement has been entered into on the day and year which appears first on page one.

Schedule 1

The Covenantors

(1)	(2)	(3)	(4)

Name	Address	Ordinary Shares	Options
Robert Graham Mason Hind	Silver Lodge 22 Twenty Pence Lane Wilburton Ely Cambridgeshire	447,773	2,150,000
Malcolm David Brown	87 The Lammas Munford Thetford Norfolk	3,834,277	480,000
Larry Shattles	9055 Huntcliff Trace Atlanta GA 30350 USA	0	100,000
Barry John Muncaster	Woodlands Place Moulton Road Kennett Suffolk CB8 8QT	3,928,634	480,000
Ed Nowak	4 Davey Close Impington CB4 4YJ	381,590	600,000
The Jade Partnership International Inc	9055 Huntcliff Trace Atlanta GA 30350 USA	2,676,500	0

SIGNED by	)
for and on behalf of	)	/s/ Paul Davies
COLLINS STEWART LIMITED	)	Duly authorised

SIGNED by	)
ROBERT GRAHAM MASON HIND	)	/s/ Graham Hind

SIGNED by	)
MALCOLM DAVID BROWN	)	/s/ Malcolm Brown

SIGNED by	)
LARRY SHATTLES	)	/s/ Larry Shattles

SIGNED by	)
BARRY JOHN MUNCASTER	)	/s/ Barry Muncaster

SIGNED by	)
ED NOWAK	)	/s/ Ed Nowak

SIGNED by	)
Name:	)	/s/ Barry J. Muncaster

Title:	)	Director

THE JADE PARTNERSHIP	)
INTERNATIONAL INC	)	Duly authorised